EXHIBIT 99.1

Contact:	The Aaron’s Company, Inc.
Michael P. Dickerson
Vice President, Corporate Communications & Investor Relations
678.402.3590
Mike.Dickerson@Aarons.com

Aaron’s Reports Fourth Quarter and Full Year 2021 Financial Results;
Provides 2022 Outlook; and
Announces Agreement to Acquire BrandsMart U.S.A.

Fourth Quarter 2021 Highlights
•Total Revenues of $444.8 Million, a 3.4% Increase
•Same Store Revenues Increased 4.8%; E-commerce Revenues Increased 13.0%
•Net Income of $16.3 Million; Adjusted EBITDA of $41.3 Million
•Diluted EPS of $0.50; Non-GAAP Diluted EPS of $0.60
Full Year 2021 Highlights
•Total Revenues of $1.85 Billion, a 6.4% Increase
•Same Store Revenues Increased 9.3%; E-commerce Revenues Increased 20.1%
•Net Income of $109.9 Million; Adjusted EBITDA of $234.1 Million
•Diluted EPS of $3.26; Non-GAAP Diluted EPS of $3.75
•Ended 2021 with 116 GenNext Stores
Refer to the “Basis of Presentation” section below for information regarding the consolidated and combined financial results for the periods discussed in this release.

ATLANTA, February 23, 2022 - The Aaron’s Company, Inc. (NYSE: AAN), a leading, technology-enabled, omnichannel provider of lease-to-own and purchase solutions, today announced financial results for the fourth quarter and full year ended December 31, 2021.
“I am proud of our team members for once again delivering a strong quarter of financial results to cap off an outstanding 2021. We accelerated investments in our key strategic initiatives throughout the year and continue to perform ahead of our long-term plan. These investments are outperforming our expectations, and we are recognizing the benefits in customer growth, operating efficiencies, and improved portfolio health,” said Douglas Lindsay, Chief Executive Officer of The Aaron’s Company, Inc. “Additionally, 2021 financial results exceeded our expectations, which allowed us to maintain higher levels of inventory to mitigate the impacts of supply chain disruptions, and repurchase over 10% of the Company’s outstanding stock.”
Lindsay continued, “Today, I am very excited to announce our agreement to acquire BrandsMart U.S.A., a leading appliance and consumer electronics retailer with stores in Florida and Georgia. The acquisition strengthens Aaron’s ability to deliver on its mission of enhancing people’s lives by providing easy access to high quality furniture, appliances, electronics, and other home goods through affordable lease and retail purchase options. The acquisition is expected to provide meaningful value-creation opportunities, which include leveraging Aaron’s lease-to-own expertise to provide BrandsMart customers enhanced payment options and offering a wide selection of BrandsMart’s product assortment to millions of Aaron’s customers. Importantly, we believe the acquisition of BrandsMart will expand our addressable market and create an additional platform for accelerated growth.”
A separate press release discussing the agreement to acquire BrandsMart U.S.A. (“BrandsMart”) can be found on the Company’s investor relations website at investor.aarons.com.
Fourth Quarter 2021 Financial Highlights
Total revenues were $444.8 million in the fourth quarter of 2021, an increase of 3.4% compared to the fourth quarter of 2020, primarily due to the increased size and quality of our lease portfolio, partially offset by the expected lower customer payment activity during the fourth quarter of 2021 and the reduction of 72 franchised stores during the 15-month period ended December 31, 2021. At the end of the fourth quarter 2021, our overall lease portfolio size was $136.3 million, an increase of 4.7% compared to the end of 2020. The average customer renewal rate for the fourth quarter was 87.7%, compared to 88.7% in the fourth quarter of 2020 and an average of 86.9% for the three-year pre-pandemic period. E-commerce revenues increased 13.0% in the fourth quarter of 2021 and represented 14.6% of lease revenues. During the quarter, the Company opened 30 new GenNext locations. Combined with the 86 locations open at the beginning of the quarter, GenNext stores contributed 11.6% of lease and retail revenues in the fourth quarter of 2021.
On a same store basis, lease and retail revenues increased 4.8%, primarily driven by a larger same store lease portfolio size to begin the quarter, partially offset by lower lease renewal rates.

Net earnings for the fourth quarter of 2021 were $16.3 million compared to $2.9 million in the fourth quarter of 2020. Fourth quarter 2021 net earnings included restructuring charges of $1.1 million and separation costs of $0.7 million. Net earnings in the fourth quarter of 2020 included restructuring charges of $9.2 million and separation and retirement charges of $19.1 million.
Adjusted EBITDA was $41.3 million in the fourth quarter of 2021, a decrease of $12.3 million, or 23.0% compared to the fourth quarter of 2020. As a percentage of revenues, Adjusted EBITDA margin was 9.3% in the fourth quarter of 2021 compared with 12.5% in the prior year fourth quarter. The decline in Adjusted EBITDA and Adjusted EBITDA margin was primarily due to the expected lower lease renewal rates and higher provision for lease merchandise write-offs compared to the stimulus-aided levels in the fourth quarter of 2020 and higher other operating expenses.
Diluted earnings per share were $0.50 in the fourth quarter of 2021 compared with $0.08 in the fourth quarter of 2020. On a non-GAAP basis, diluted earnings per share were $0.60 for the fourth quarter of 2021 compared with $0.79 in the fourth quarter of 2020.
During the fourth quarter, the Company repurchased 820,338 shares of Aaron’s common stock for a total purchase price of approximately $20.7 million. In addition, the Company’s Board of Directors declared a quarterly cash dividend of $0.10 per share which was paid on January 4, 2022.
Full Year 2021 Financial Highlights
Consolidated revenues were $1.85 billion in 2021, an increase of 6.4% compared to 2020 primarily due to an increase in the size and quality of our lease portfolio, partially offset by the reduction of 99 franchised stores in 2020 and 2021. At the end of 2021, our overall lease portfolio size was $136.3 million, an increase of 4.7%, while the average customer renewal rate for the year was 90.6% compared to 89.4% in 2020 and 87.9% average for the three year pre-pandemic period. E-commerce revenues grew 20.1% in 2021 and represented 14.3% of lease revenues compared to 12.7% in 2020. During the year, the Company opened 69 new GenNext locations. Combined with the 47 locations open at the beginning of the year, total GenNext stores contributed 8.2% of lease and retail revenues in 2021.
Net earnings for 2021 were $109.9 million compared to a net loss of $265.9 million in 2020. For 2021, net earnings included restructuring charges of $9.2 million and separation costs of $6.7 million. The net loss for the full year 2020 included goodwill impairment charges of $446.9 million, restructuring charges of $42.5 million, and separation costs and retirement charges of $20.8 million.
Adjusted EBITDA in 2021 was $234.1 million, an increase of $25.3 million or 12.1% compared to 2020. As a percentage of revenues, Adjusted EBITDA margin was 12.7% in 2021 compared to 12.0% in 2020. This increase is primarily due to a larger lease portfolio size and higher lease renewal rates in the first half of the year, partially offset by higher personnel, shipping and handling, advertising, occupancy, and public company costs. Write-offs were 4.2% of lease revenues in 2021, which is consistent with 2020.
Diluted earnings per share were $3.26 in 2021 compared with a net loss of $7.85 in 2020. On a non-GAAP basis, diluted earnings per share were $3.75 in 2021 compared to the $3.02 in 2020.
During the year ended December 31, 2021, the Company repurchased 3,571,812 shares of Aaron’s common stock for a total purchase price of approximately $103.1 million and ended the year with approximately $46.9 million remaining under its $150 million share repurchase program.
The Company generated $136.0 million in cash from operations in 2021 and ended the year with $22.8 million in cash.
Franchise Performance
Franchisee revenues totaled $331.1 million for the full year of 2021, a decrease of 18.3% from the full year of 2020 primarily due to a reduction in franchise locations. Franchisee revenues totaled $80.0 million for the fourth quarter of 2021, a decrease of 17.6% from the fourth quarter of 2020 primarily due to a reduction in franchise locations.
Same store revenues for franchised stores increased 4.3% for the fourth quarter of 2021 compared with the same quarter in 2020. Revenues and customers of franchisees are not revenues and customers of the Company.
Dividend Declaration
On February 21, 2022, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.1125 per share, an increase of 12.5%, payable on April 5, 2022, to shareholders of record on March 17, 2022.

Full Year 2022 Outlook
For the full-year 2022, we expect consolidated revenues between $1.775 billion and $1.825 billion, same store revenues between -3.0% and -1.0%, and Adjusted EBITDA between $180 million and $190 million.
We are assuming an effective tax rate for 2022 of approximately 26%, depreciation and amortization of $70 million to $75 million, and a diluted weighted average share count of approximately 32.5 million shares. In addition, with the success of our GenNext store concept, which features larger showrooms, re-engineered store layouts, increased product selection, technology-enabled shopping and checkout, and a refined operating model. we expect to complete approximately 120 additional remodels and repositionings in 2022, more than doubling the number of GenNext locations as compared to the end of 2021.

2022 Outlook
	Low	High
Total Revenues	$1,775 million	$1,825 million
Adjusted EBITDA	$180 million	$190 million
Capital Expenditures	$100 million	$125 million
Free Cash Flow	$45 million	$50 million
Annual Same Store Revenues	-3.0%	-1.0%
This outlook does not include the impact of the acquisition of BrandsMart that was announced today. We expect to update our full year 2022 outlook for the acquisition subsequent to the closing of the transaction.

Basis of Presentation
The financial statements and related results discussed herein for periods prior to and through the date of the separation and distribution, November 30, 2020, were prepared on a combined standalone basis and were derived from the consolidated financial statements and accounting records of PROG Holdings, Inc. The financial statements for the periods subsequent to December 1, 2020 and through December 31, 2021 are consolidated financial statements of the Company and its subsidiaries, each of which is wholly-owned, and is based on the financial position and results of operations of the Company as a standalone company.
The combined financial statements prepared through November 30, 2020 include all revenues and costs directly attributable to the Company and an allocation of expenses from PROG Holdings, Inc. related to certain corporate functions and actions. These costs include executive management, finance, treasury, tax, audit, legal, information technology, human resources and risk management functions and the related benefit cost associated with such functions, including stock-based compensation. These expenses have been allocated to the Company based on direct usage or benefit where specifically identifiable, with the remaining expenses allocated primarily on a pro rata basis using an applicable measure of revenues, headcount or other relevant measures.
Conference Call and Webcast
The Company will hold a conference call to discuss its quarterly results on February 24, 2022, at 8:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company’s investor relations website, investor.aarons.com. The webcast will be archived for playback at that same site.

About The Aaron’s Company Inc.
    Headquartered in Atlanta, The Aaron’s Company, Inc. (NYSE: AAN), is a leading, technology-enabled, omni-channel provider of lease-to-own and purchase solutions. The Aaron’s Company engages in the sales and lease ownership and specialty retailing of furniture, appliances, electronics, computers and a variety of other products and accessories through its approximately 1,300 Company-operated and franchised stores in 43 states and Canada, as well as its e-commerce platform, Aarons.com. For more information, visit investor.aarons.com and Aarons.com.
Forward-Looking Statements
Statements in this news release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “remain,” “believe,” “outlook,” “expect,” “assume,” “assumed,” and similar terminology. These risks and uncertainties include factors such as (i) any ongoing impact of the COVID-19 pandemic due to new variants or efficacy and rate of vaccinations, as well as related measures taken by governmental or regulatory authorities to combat the pandemic, including the impact of federal vaccine mandates on our workforce and whether additional government stimulus payments or supplemental unemployment benefits will be approved, and the nature, amount and timing of any such payments or benefits, (ii) the possibility that the operational, strategic and shareholder value creation opportunities expected from the separation and spin-off of the Aaron’s Business into what is now The Aaron’s Company, Inc. may not be achieved in a timely manner, or at all; (iii) the risk that the proposed acquisition of BrandsMart U.S.A. will not be consummated in a timely manner or at all, or the Company’s failure to realize the benefits expected from the proposed acquisition, including projected synergies; (iv) the failure of that separation to qualify for the expected tax treatment; (v) changes in the enforcement and interpretation of existing laws and regulations and the adoption of new laws and regulations that may unfavorably impact our business; (vi) legal and regulatory proceedings and investigations, including those related to consumer protection laws and regulations, customer privacy, third party and employee fraud and information security; (vii) the risks associated with our strategy and strategic priorities not being successful, including our e-commerce and real estate repositioning and optimization initiatives or being more costly than anticipated; (viii) risks associated with the challenges faced by our business, including the commoditization of consumer electronics and our high fixed-cost operating model; (ix) increased competition from traditional and virtual lease-to-own competitors, as well as from traditional and online retailers and other competitors; (x) financial challenges faced by our franchisees; (xi) increases in lease merchandise write-offs, and the potential limited duration and impact of stimulus and other government payments made by Federal and State governments to counteract the economic impact of the pandemic; (xii) the availability and prices of supply chain resources, including products and transportation; and (xiii) the other risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Statements in this press release that are “forward-looking” include without limitation statements about: (i) the execution of our key strategic priorities; (ii) the growth and other benefits we expect from executing those priorities; (iii) our 2022 financial performance outlook; (iv) the Company’s goals, plans, expectations, projections regarding the expected benefits of the proposed acquisition of BrandsMart and the timing of the completion of the proposed acquisition; and (v) the impact on our 2022 financial performance of additional rounds of government stimulus payments. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

THE AARON’S COMPANY, INC.
Consolidated and Combined Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
REVENUES:
Lease and Retail Revenues	$404,806	$386,906	$1,691,057	$1,577,809
Non-Retail Sales	33,736	32,942	128,299	127,652
Franchise Royalties and Other Revenues	6,260	10,324	26,148	29,458
	444,802	430,172	1,845,504	1,734,919
COST OF REVENUES:
Cost of Lease and Retail Revenues	136,743	128,574	569,892	540,583
Non-Retail Cost of Sales	30,960	28,788	116,123	110,794
	167,703	157,362	686,015	651,377
GROSS PROFIT	277,099	272,810	1,159,489	1,083,542
OPERATING EXPENSES:
Personnel Expenses	126,221	124,670	495,411	476,575
Other Operating Expenses, Net	106,651	96,686	434,491	419,108
Provision for Lease Merchandise Write-Offs	22,555	16,164	67,888	63,642
Restructuring Expenses, Net	1,084	9,226	9,218	42,544
Impairment of Goodwill	—	—	—	446,893
Retirement Charges	—	12,060	—	12,634
Separation Costs	699	7,024	6,732	8,184
	257,210	265,830	1,013,740	1,469,580
OPERATING PROFIT (LOSS)	19,889	6,980	145,749	(386,038)
Interest Expense	(343)	(1,381)	(1,460)	(10,006)
Loss on Debt Extinguishment	—	(4,079)	—	(4,079)
Other Non-Operating Income, Net	523	1,422	1,581	2,309
EARNINGS (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	20,069	2,942	145,870	(397,814)
INCOME TAX EXPENSE (BENEFIT)	3,781	67	35,936	(131,902)
NET EARNINGS (LOSS)	$16,288	$2,875	$109,934	$(265,912)

EARNINGS (LOSS) PER SHARE	$0.52	$0.08	$3.33	$(7.85)
EARNINGS (LOSS) PER SHARE ASSUMING DILUTION	$0.50	$0.08	$3.26	$(7.85)
WEIGHTED AVERAGE SHARES OUTSTANDING	31,445	33,981	32,992	33,877
WEIGHTED AVERAGE SHARES OUTSTANDING ASSUMING DILUTION	32,256	34,901	33,722	33,877

THE AARON’S COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	December 31, 2021	December 31, 2020
ASSETS:
Cash and Cash Equivalents	$22,832	$76,123
Accounts Receivable (net of allowances of $7,163 in 2021 and $7,613 in 2020)	29,443	33,990
Lease Merchandise (net of accumulated depreciation and allowances of $439,745 in 2021 and $458,405 in 2020)	772,154	697,235
Property, Plant and Equipment, Net	230,895	200,370
Operating Lease Right-of-Use Assets	278,125	238,085
Goodwill	13,134	7,569
Other Intangibles, Net	5,095	9,097
Income Tax Receivable	3,587	1,093
Prepaid Expenses and Other Assets	86,000	89,895
Total Assets	$1,441,265	$1,353,457
LIABILITIES & SHAREHOLDERS’ EQUITY:
Accounts Payable and Accrued Expenses	$244,670	$230,848
Deferred Income Taxes Payable	92,306	62,601
Customer Deposits and Advance Payments	66,289	68,894
Operating Lease Liabilities	309,834	278,958
Debt	10,000	831
Total Liabilities	723,099	642,132

Shareholders’ Equity:
Common Stock, Par Value $0.50 Per Share: Authorized: 112,500,000 Shares at December 31, 2021 and December 31, 2020; Shares Issued: 35,558,714 at December 31, 2021 and 35,099,571 at December 31, 2020	17,779	17,550
Additional Paid-in Capital	724,384	708,668
Retained Earnings	98,546	1,881
Accumulated Other Comprehensive Loss	(739)	(797)
	839,970	727,302
Less: Treasury Shares at Cost
4,580,390 Shares at December 31, 2021 and 894,660 Shares at December 31, 2020	(121,804)	(15,977)
Total Shareholders’ Equity	718,166	711,325
Total Liabilities & Shareholders’ Equity	$1,441,265	$1,353,457

THE AARON’S COMPANY, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)	Year Ended December 31
(In Thousands)	2021	2020
OPERATING ACTIVITIES:
Net Earnings (Loss)	$109,934	$(265,912)
Adjustments to Reconcile Net Earnings (Loss) to Net Cash Provided by Operating Activities:
Depreciation of Lease Merchandise	524,155	503,593
Other Depreciation and Amortization	69,687	67,667
Provision for Lease Merchandise Write-Offs	67,888	63,642
Accounts Receivable Provision	27,964	30,753
Stock-Based Compensation	13,148	24,442
Deferred Income Taxes	28,725	(119,193)
Impairment of Assets	5,224	477,854
Non-Cash Lease Expense	93,113	95,864
Other Changes, Net	(5,840)	10,056
Changes in Operating Assets and Liabilities:
Lease Merchandise	(665,381)	(479,278)
Accounts Receivable	(23,679)	(27,914)
Prepaid Expenses and Other Assets	(3,863)	(4,303)
Income Tax Receivable	(2,494)	4,834
Operating Lease Right-of-Use Assets and Liabilities	(106,128)	(110,295)
Accounts Payable and Accrued Expenses	6,609	63,261
Customer Deposits and Advance Payments	(3,022)	20,698
Cash Provided by Operating Activities	136,040	355,769
INVESTING ACTIVITIES:
Insurance Proceeds Relating to Property, Plant and Equipment	376	—
Proceeds from Investments	1,974	—
Purchases of Property, Plant & Equipment	(92,704)	(69,037)
Proceeds from Dispositions of Property, Plant, and Equipment	14,942	8,430
Acquisitions of Businesses and Customer Agreements, Net of Cash Acquired	(10,121)	(14,793)
Proceeds from Dispositions of Businesses and Customer Agreements, Net of Cash Used	158	359
Cash Used in Investing Activities	(85,375)	(75,041)
FINANCING ACTIVITIES:
Borrowings (Repayments) on Revolving Facility, Net	10,000	—
Proceeds from Debt	—	5,625
Repayments on Debt	(740)	(347,960)
Dividends Paid	(9,971)	—
Acquisition of Treasury Stock	(103,098)	—
Issuance of Stock Under Stock Option Plans	2,587	—
Shares Withheld for Tax Payments	(2,729)	(5,227)
Net Transfers From Former Parent	—	97,344
Debt Issuance Costs	—	(3,193)
Cash (Used in) Provided by Financing Activities	(103,951)	(253,411)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(5)	33
(Decrease) Increase in Cash and Cash Equivalents	(53,291)	27,350
Cash and Cash Equivalents at Beginning of Period	76,123	48,773
Cash and Cash Equivalents at End of Period	$22,832	$76,123

Use of Non-GAAP Financial Information:
Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for 2021 exclude certain charges including amortization expense resulting from franchisee acquisitions, restructuring charges, separation costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company, and transaction costs associated with the announced acquisition of BrandsMart. Non-GAAP net earnings and non-GAAP diluted earnings per share for 2020 exclude certain charges including amortization expense resulting from franchisee acquisitions, early termination charges incurred to terminate a sales and marketing agreement, goodwill impairment charges, restructuring charges, separation and retirement costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company, loss on extinguishment of debt, and an income tax benefit resulting from the revaluation of a net operating loss carryback. The amounts for these pre-tax non-GAAP adjustments, which are tax-effected using estimated tax rates which are commensurate with non-GAAP pre-tax earnings, can be found in the Reconciliation of Earnings (Loss) Before Income Taxes and Earnings (Loss) Per Share Assuming Dilution to Non-GAAP Net Earnings and Non-GAAP Earnings Per Share Assuming Dilution table in this press release.
The EBITDA and adjusted EBITDA figures presented in this press release are calculated as the Company’s earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of non-GAAP net earnings above. Adjusted EBITDA margin is defined as EBITDA as a percentage of revenue. The amounts for these pre-tax non-GAAP adjustments can be found in the Quarterly EBITDA tables in this press release.
Management believes that non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings per share provide management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations or transactions that have variability and volatility of the amount. This measure may be useful to an investor in evaluating the underlying operating performance of our business.

EBITDA and Adjusted EBITDA also provide management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:
•Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.
•Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.
•Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
The Free Cash Flow figures presented in this press release are calculated as the Company’s cash flows provided by operating activities less capital expenditures. Management believes that Free Cash Flow is an important measure of liquidity provides relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing liquidity.
    Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share, the Company’s GAAP revenues and earnings before income taxes and GAAP cash from operating activities, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, adjusted EBITDA and Free Cash Flow may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Earnings (Loss) Before Income Taxes and Earnings (Loss) Per Share Assuming Dilution to Non-GAAP Net Earnings and Non-GAAP Earnings Per Share Assuming Dilution
(In thousands, except per share)

	(Unaudited) Three Months Ended		(Unaudited) Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Earnings (Loss) Before Income Taxes	$20,069	$2,942	$145,870	$(397,814)
Add: Franchisee-Related Intangible Amortization Expense	891	1,488	4,861	5,971
Add: Restructuring Expenses, net	1,084	9,226	9,218	42,544
Add: Sales and Marketing Early Contract Termination Fees	—	—	—	14,663
Add: Separation Costs	699	7,024	6,732	8,184
Add: BrandsMart Acquisition Transaction Costs	1,181	—	1,181	—
Add: Impairment of Goodwill	—	—	—	446,893
Add: Retirement Charges	—	12,060	—	12,634
Add: Loss on Debt Extinguishment	—	4,079	—	4,079
Non-GAAP Earnings Before Income Taxes	23,924	36,819	167,862	137,154

Less: NOL Carryback Revaluation	—	—	—	(35,540)
Income taxes, calculated using a non-GAAP Effective Tax Rate	4,507	9,229	$41,354	$69,813
Non-GAAP Net Earnings	$19,417	$27,590	$126,508	$102,881

Earnings (Loss) Per Share Assuming Dilution	$0.50	$0.08	$3.26	$(7.85)
Add: Franchisee-Related Intangible Amortization Expense	0.03	0.04	0.14	0.18
Add: Restructuring Expenses, net	0.03	0.26	0.27	1.25
Add: Sales and Marketing Early Contract Termination Fees	—	—	—	0.43
Add: Separation Costs	0.02	0.20	0.20	0.24
Add: BrandsMart Acquisition Transaction Costs	0.04	—	0.04	—
Add: Impairment of Goodwill	—	—	—	13.10
Add: Retirement Charges	—	0.35	—	0.37
Add: Loss on Debt Extinguishment	—	0.12	—	0.12
Less: NOL Carryback Revaluation(1)	—	—	—	(1.04)
Tax Effect of Non-GAAP adjustments	$(0.02)	$(0.24)	$(0.16)	$(3.83)
Non-GAAP Earnings Per Share Assuming Dilution(2)	$0.60	$0.79	$3.75	$3.02

Weighted Average Shares Outstanding Assuming Dilution	32,256	34,901	33,722	34,107
(1)This Non-GAAP adjustment directly impacted income tax benefit during the year ended December 31, 2020. While the inclusion of this adjustment is not necessary to reconcile from Non-GAAP earnings before income taxes to Non-GAAP net earnings in the above table, it is necessary to reconcile from losses per share assuming dilution (based on GAAP net earnings) to Non-GAAP earnings per share assuming dilution for the year ended December 31, 2020.
(2)In some cases, the sum of individual EPS amounts may not equal total non-GAAP EPS calculations due to rounding.

The Aaron’s Company, Inc.
Non-GAAP Financial Information
Quarterly and Year-To-Date EBITDA
(In thousands)

	(Unaudited)		(Unaudited)
	Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net Earnings (Loss)	$16,288	$2,875	$109,934	$(265,912)
Income Taxes	3,781	67	35,936	(131,902)
Earnings (Loss) Before Income Taxes	$20,069	$2,942	$145,870	$(397,814)
Interest Expense	343	1,381	1,460	10,006
Depreciation	16,915	15,293	64,159	60,878
Amortization	1,043	1,674	5,528	6,788
EBITDA	$38,370	$21,290	$217,017	$(320,142)
Sales and Marketing Early Contract Termination Fees	—	—	—	14,663
Separation Costs	699	7,024	6,732	8,184
BrandsMart Acquisition Transaction Costs	1,181	—	1,181	—
Restructuring Expenses, net	1,084	9,226	9,218	42,544
Impairment of Goodwill	—	—	—	446,893
Retirement Charges	—	12,060	—	12,634
Loss on Debt Extinguishment	—	4,079	—	4,079
Adjusted EBITDA	$41,334	$53,679	$234,148	$208,855

Reconciliation of 2022 Outlook for EBITDA
(In thousands)

Fiscal Year 2022 Ranges
Consolidated Total
Estimated Net Earnings	$81,000 - $84,000
Income Taxes	28,000 - 30,000
Projected Earnings Before Income Taxes	109,000 - 114,000
Interest Expense	1,000
Depreciation and Amortization	70,000 - 75,000
Projected Adjusted EBITDA	$180,000 - $190,000

Reconciliation of 2022 Outlook for Free Cash Flow
(In thousands)

Fiscal Year 2022 Ranges
Consolidated Total
Cash Provided by Operating Activities	$145,000 - $175,000
Capital Expenditures	100,000 - 125,000
Free Cash Flow	$45,000 - $50,000